EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Provident Bancorp, Inc. of our report dated March 13, 2020, relating to our audit of the consolidated financial statements of Provident Bancorp, Inc., which appears in the Annual Report on Form 10-K of Provident Bancorp, Inc. for the year ended December 31, 2019.

/s/ Whittlesey PC

Hartford, Connecticut
November 23, 2020